Exhibit 21.1

Subsidiaries of AeroVironment, Inc. as of June 24, 2025

Name	Jurisdiction of Organization
Arcturus UAV, Inc.	California

Telerob Gesellschaft für Fernhantierungstechnik mbH

Tomahawk Robotics, Inc.

AeroVironment U.K.

Archangel Merger Sub LLC

BlueHalo, LLC

BlueHalo Labs, LLC

SR Technologies, Inc.

SRT Aviation and Technical Services, Inc.

Digital Vector Holdings, LLC

LokiSet, LLC

Gradient Zero, LLC

Minitnet, LLC

Digital Vertex Holdings, LLC

JC Information and Services, LLC

Digital Vertex, LLC

Digital Vertex Federal Holdings, LLC

Digital Vertex Federal, LLC

Digital Vertex International, LLC

Ipsolon Research, Inc.

BlueHalo Innovations, LLC

VideoRay LLC

VideoRay Europe B.V.

Germany Delaware United Kingdom Delaware Delaware Delaware Florida Florida Delaware Virginia Delaware Delaware Delaware Pennsylvania Delaware Delaware Delaware Delaware Delaware Delaware Pennsylvania Netherlands

Other subsidiaries of the Registrant have been omitted from this listing since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary, as defined by Rule 1-02 of Regulation S-K.